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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT: Miguel Iribarren MIDWAY GAMES INC. (773) 961-2222 miribarren@midwaygames.com	Joseph N. Jaffoni Jaffoni & Collins Incorporated (212) 835-8500 mwy@jcir.com

MIDWAY GAMES INC. BOARD OF DIRECTORS AUTHORIZES
$25 MILLION COMMON STOCK REPURCHASE PROGRAM

Chicago, Illinois, June 10, 2002—Midway Games Inc. (NYSE: MWY) announced today that its Board of Directors has authorized a twelve month, $25 million common stock repurchase program. The purchases will be made from time to time in open market or privately negotiated transactions. The timing and actual number of shares to be purchased will depend on market conditions. All shares purchased will be held in the Company's treasury for possible future use. Midway has approximately 48.2 million common shares outstanding.

        Neil D. Nicastro, Chairman and Chief Executive Officer of Midway Games Inc., commented, "Given our strong prospects for the second half of 2002, Midway's Board of Directors believes share repurchases can represent an excellent use of capital. Accordingly, the Board has authorized a common stock repurchase program to enable Midway to opportunistically repurchase its shares as market conditions warrant."

        Midway Games Inc. is a leading developer and publisher of interactive entertainment software. Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.

        This press release contains forward-looking statements regarding Midway Games Inc. (the "Company") based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the amusement games industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business—Risk Factors" in the Company's current Transition Report on Form 10-K and the other filings made by the Company with the Securities and Exchange Commission.

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  EXHIBIT 99.1